Exhibit 99.1

Heidrick & Struggles Completes Take-Private Transaction Backed by Advent International, Corvex

Private Equity and a Global Network of Strategic Investors

Participating strategic investors and investment firms include Salem Capital Management, Mousse Partners,

TF Cornerstone, HighSage Ventures, and Barcliff Partners

CHICAGO, December 10, 2025 — Heidrick & Struggles International, Inc. (“Heidrick & Struggles” or the “Company”), a premier provider of global leadership advisory and on-demand talent solutions, today announced the successful completion of its previously announced transaction to become a privately held company through the acquisition by a consortium of investors led by Advent International, (“Advent”) and Corvex Private Equity (“Corvex”), with support from a global network of prominent strategic investors including Salem Capital Management, Mousse Partners, TF Cornerstone, HighSage Ventures, and Barcliff Partners.

Valued at approximately $1.3 billion, the transaction creates a foundation for Heidrick & Struggles to execute an ambitious multi-year growth strategy. The move marks one of the most consequential transformations in the Company’s 70-year history, positioning it to further scale and accelerate its ability to develop differentiated, deep and durable global client relationships. Heidrick & Struggles will continue to operate under its current brand and remains deeply committed to helping organizations build thriving leadership teams.

In connection with the closing, the Company intends to appoint Carmine Di Sibio, Operating Partner at Advent and Former Global Chair and CEO of EY, as Chairman of the Board of Managers. Other board members will include Heidrick & Struggles CEO Tom Monahan, representatives from Advent, Corvex, the strategic investors, and independent directors who bring deep expertise across leadership, professional services, technology, and global talent markets.

“Today marks a pivotal milestone for Heidrick & Struggles,” said Tom Monahan, Chief Executive Officer. “With the support of Advent International, Corvex Private Equity, a distinguished network of long-term investors, and substantial investment from Heidrick & Struggles partners and leaders, we will be positioned to create even more value for our clients and our colleagues. This new platform will allow us to strengthen our world-class search business and the critical advisory and talent solutions our clients rely on. I’m grateful to our outgoing Board for their leadership and for positioning us for long-term success. For our clients and our people, our commitment and day-to-day operations remain unchanged.”

“We are thrilled to formally complete this partnership and are eager to begin supporting this next phase of Heidrick & Struggles’ evolution,” said John DiCola, Managing Director at Advent International. “We see meaningful opportunity to advance the Company’s growth strategy and enhance its position as a global leader in talent and advisory solutions, rooted in the strength of Heidrick & Struggles’ high-caliber people and their unwavering dedication to clients.”

“We are proud to support management and Heidrick & Struggles’ world-class talent in this landmark partnership transaction,” said Joe Costa, Managing Partner of Corvex Private Equity. “We, alongside Advent and our strategic investment partners, have deep conviction in the Company’s significant growth opportunity. We look forward to investing in new technologies and capabilities that amplify the meaningful value Heidrick & Struggles’ exceptional people deliver to clients around the world.”

In addition to Advent, Corvex, and the strategic investor group, certain Heidrick & Struggles leaders and partners have committed to a substantial co-investment as part of the transaction. Moreover, the new capital structure supports a new, wholly incremental, partner and leader equity plan, aligning ownership and partners in support of the Company’s ambitions for client impact and colleague opportunity.

With the completion of the transaction, Heidrick & Struggles’ common stock has ceased trading on the Nasdaq Global Select Market.

About Heidrick & Struggles

Heidrick & Struggles is the world’s foremost advisor on executive leadership, driving superior client performance through premier human capital leadership advisory services. For more than 70 years, we’ve delivered value for our clients by leveraging unrivaled expertise to help organizations discover and enable outstanding leaders and teams. Learn more at www.heidrick.com.

About Advent International

Advent is a leading global private equity investor committed to working in partnership with management teams, entrepreneurs, and founders to help transform businesses. With 16 offices across five continents, we oversee more than USD $100 billion in assets under management* and have made more nearly 440 investments across 44 countries.

Since our founding in 1984, we have developed specialist market expertise across our five core sectors: business & financial services, consumer, healthcare, industrial, and technology. This approach is bolstered by our deep sub-sector knowledge, which informs every aspect of our investment strategy, from sourcing opportunities to working in partnership with management to execute value creation plans. We bring hands-on operational expertise to enhance and accelerate businesses.

As one of the largest privately-owned partnerships, our 675+ colleagues leverage the full ecosystem of Advent’s global resources, including our Portfolio Support Group, insights provided by industry expert Operating Partners and Operations Advisors, as well as bespoke tools to support and guide our portfolio companies as they seek to achieve their strategic goals.

To learn more, visit our website or connect with us on LinkedIn.

*	Assets under management (AUM) as of June 30, 2025. AUM includes assets attributable to Advent advisory clients as well as employee and third-party co-investment vehicles.

About Corvex Private Equity

Founded in 2010 by Keith Meister, Corvex Management LP invests in high-quality businesses with positive secular tailwinds, partnering with management and boards to support long-term shareholder value. Corvex takes an owner-operator mindset, engaging collaboratively with key stakeholders and brings deep corporate governance expertise from experience serving on dozens of public boards, including MGM Resorts, Illumina, Yum! Brands, and Motorola Solutions, among others. Corvex Private Equity (“Corvex PE”) was co-founded in 2024 by Joe Costa to make concentrated investments in small to medium-sized companies. Corvex PE seeks to invest in durable franchises with deep customer relationships, partnering with management teams and aligned investors to drive long-term value.

Media Contact

Bianca Wilson

Global Director, Public Relations

Heidrick & Struggles

bwilson@heidrick.com